EXHIBIT 99.1

News

MGE Energy Increases Dividend for 40th Consecutive Year

Madison, Wis., Aug. 21, 2015—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend rate by 4.4% to $0.2950 per share on the company's common stock. The dividend is payable Sept. 15, 2015, to shareholders of record Sept. 1, 2015. This increase raises the annual dividend rate by 5 cents from $1.13 per share to $1.18 per share.

"Our board recognizes the importance dividends play in our investors' portfolios," said Gary Wolter, MGE Energy's chairman, president and CEO. "The strength of our balance sheet supports our ability to consistently grow our dividend payments to shareholders."

MGE Energy has increased shareholder dividend payouts annually for 40 consecutive years. It is worth noting that the last four dividend increases have each been greater than any awarded within the prior two decades.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 143,000 customers in Dane County, Wis., and purchases and distributes natural gas to 149,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Dana Brueck

Corporate Communications Manager

608-252-7282 | dbrueck@mge.com